Exhibit 12.1

RATIO OF EARNINGS TO FIXED CHARGES

The following table shows the ratio of earnings to fixed charges for the three months ended March 31, 2004 and 2005, the year ended December 31, 2004, the 27 days ended December 31, 2003, the period from January 1, 2003 to December 4, 2003, and the years ended December 31, 2002, 2001 and 2000. We have computed these ratios by dividing earnings available for fixed charges (income before income taxes and fixed charges) by fixed charges (interest cost, amortization of debt expense, and the portion of rental expenses deemed to be representative of the interest factor in those rentals).

Computation of General Nutrition Centers, Inc. Ratio of Earnings to Fixed Charges
(Dollars in millions, except ratios)

	Predecessor				Successor
	Year Ended December 31,
				Period	Period				Pro Forma
				from	from					Three
				January 1,	December 5,	Year			Year	Months
				2003 to	2003 to	Ended	Three Months Ended		Ended	Ended
				December 4,	December 31,	December 31,	March 31,		December 31,	March 31,
	2000	2001	2002	2003	2003	2004	2004	2005	2004	2005

Earnings (deficit) available for fixed charges:

Income (deficit) before income taxes	$(175.4)	$(70.0)	$(70.2)	$(759.4)	$0.6	$67.7	$25.5	$4.4	$63.7	$2.5

Interest Expense	143.2	141.8	138.0	122.5	2.8	35.5	8.8	13.9	39.5	15.9

Estimated interest component of net rental expense	36.3	37.5	38.9	35.2	2.7	36.7	9.0	9.2	36.7	9.2

Amortization of debt expense	50.0	50.0	—	91.8	—	—	—	—	—	—

Earnings available for fixed charges	$54.1	$159.3	$106.7	$(509.9)	$6.1	$139.9	$43.3	$27.5	$139.9	$27.6

Fixed Charges:

Interest Expense	$143.2	$141.8	$138.0	$122.5	$2.8	$35.5	$8.8	$13.9	$39.5	$15.9
Amortization of debt expense	50.0	50.0	—	91.8	—	—	—	—	—	—
Estimated interest component of net rental expense	36.3	37.5	38.9	35.2	2.7	36.7	9.0	9.2	36.7	9.2

Total fixed charges	$229.5	$229.3	$176.9	$249.5	$5.5	$72.2	$17.8	$23.1	$76.2	$25.1

Consolidated Ratio of Earnings to Fixed Charges	0.24	0.69	0.60	(2.04)	1.11	1.94	2.43	1.19	1.84	1.10

Deficit (1)	$175.4	$70.0	$70.2	$759.4	$—	$—	$—	$—	$—	$—

(1)	Earnings were insufficient to cover fixed charges for the years ended December 31, 2000, 2001, and 2002, and the period from January 1, 2003 to December 4, 2003.